NEWS BULLETIN	RE:	Wound Management Technologies, Inc.
777 Main Street
Suite 3100
Fort Worth, Texas 76102

From: Wound Management Technologies, Inc.

For Further Information:
Product Information		Shareholder Relations
Cathy Bradshaw		Lucy Singleton
President		Secretary
954-315-9242		817-820-7080

FOR IMMEDIATE RELEASE
June 16, 2009

Fort Worth, Texas – (BUSINESS WIRE) – June 16, 2009 -Wound Care Innovations, LLC, a subsidiary of Wound Management Technologies, Inc., (WNDM.OB), announced today that it has reached an agreement in principle to acquire BioPharma Management Technologies, Inc., a privately held biotechnology company with a platform of proprietary and patented technologies for topical pain management and resorbable orthoses.  The transaction would be structured as a share exchange pursuant to which BioPharma would become a wholly owned subsidiary of Wound Management in exchange for 5,000,000 shares of Wound Management common stock.  The transaction is subject to certain contingencies, including a complete legal, financial and technical review of BioPharma by Wound Management.

“We believe that BioPharma’s proprietary technologies and its future products will be complementary to CellerateRx and will provide a broad application across several of the medical markets that we currently serve,” said Mr. Scott Haire, Wound Management’s Chief Executive Officer.  “We have been focused on bringing the science and technology of CellerateRx to the market over the past year, and we believe that the additional science and technology behind BioPharma would solidify Wound Management as a leading provider of wound care products.”

About Wound Management Technologies, Inc.:

Wound Management Technologies, Inc. (OTCBB:WNDM), with its corporate headquarters in Fort Worth, Texas, markets and distributes wound care products to the healthcare market under patented technology licensed to the Company. The Company is positioned and seeks to be a leading provider of wound care products. For more information on the Company please visit the Company's Website at www.Celleraterx.com .

About BioPharma Management Technologies, Inc. :

BioPharma is a biotechnology company that recently launched the development proprietary technologies and associated product applications for topical pain management and resorbable orthoses.

"Safe Harbor" Statement: Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks and uncertainties detailed in the Company's SEC filings. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.